EXHIBIT 10.57

                                 FORMARITIMA LTD







                                     - AND -






                           WORKSHIPS CONTRACTORS B.V.













             --------------------------------------------------

             AMETHYST 7 MARINE AND NAUTICAL SERVICES AGREEMENT

             --------------------------------------------------

THIS AGREEMENT is made as of the 5th day of November 1998,

BETWEEN:

1. FORMARITIMA LTD, a company incorporated in the British Virgin Islands and having its principal office at c/o Arias, Fabrega & Fabrega Trust Co., Omar Hodge Building, Wickham s Cay, Road Town, Tortola, British Virgin Islands (hereinafter referred to as "Formaritima"); and

2. WORKSHIPS CONTRACTORS B.V., a company incorporated in the Netherlands having its principal office at K.P. van der Mandelelaan 34, 3062 MB Rotterdam (hereinafter referred to as "the Manager").

    Formaritima and the Manager are hereinafter also referred to individually as "Party" and collectively as "Parties".

WHEREAS:

A. Formaritima will be the direct or indirect legal owner of a dynamically positioned semi-submersible drilling vessel (each hereinafter called "the Vessel") and intends to carry out worldwide offshore drilling operations using the Vessel, subsequent to its Delivery to Formaritima.

B. The Manager possesses the know-how and skilled personnel to enable it to manage the Marine and Nautical operation and maintenance of the Vessel.

C. The Manager will support and render services relevant to the mobilization of the Vessel to Brazil and operations pursuant to assigned charter agreement between Petroleo Brasileiro S.A. (hereinafter referred to as "Petrobras") and Maritima as novated and assigned to Formaritima (together the "Charter Agreements").

D.  Manager has been provided with a copy of the aforesaid Charter Agreements.

E. Formaritima is desirous of contracting with the Manager for the provision of the services in accordance with the terms and conditions set out herein.

IT IS HEREBY AGREED BETWEEN THE PARTIES AS FOLLOWS:


1.  DEFINITIONS

    Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Amethyst Financial Company Ltd. s Shareholders Agreement of even date herewith among Drillpetro Inc., Westville Management Corporation and Techdrill Inc.

2.  TERMS OF AGREEMENT

2.1 This Agreement shall take effect from the date hereof and shall continue unless terminated pursuant to the provisions of Clause 7.

2.2 The effective performance of this Agreement shall include without limitation the preparations in Brazil prior to the commencement of the Charters and the assistance to demobilize upon termination of the Charters and the resolution of any outstanding unresolved contractual issues at the end of the Charters.


3.  COMMENCEMENT AND PERFORMANCE

3.1 The Parties acknowledge as at the date of signing of this Agreement that the Vessel is to be constructed. Formaritima undertakes to provide the Manager with copies of all relevant documentation in respect of the Vessel in the English language, including detailed drilling equipment lists.

3.2 This Agreement shall commence with respect to the Vessel prior to commencement of the sea trials under the relevant Construction and Sale Contracts.

3.3 The Manager will furnish the relevant personnel and services to assist during the sea trials.

3.4 The Manager shall at all times maintain proper and adequate office and technical facilities and a competent and sufficient staff for the performance of its duties, and shall, on behalf of Formaritima and at Formaritima s risk and expense, manage and maintain the Vessel in accordance with good marine practice, efficiently and economically, to the best of its professional ability in regard to performance, safety and shipshape appearance, and will arrange, at all times, technical supervision to ensure that the Vessel is kept in a seaworthy condition and with valid certificates.

3.5 Notwithstanding the foregoing, Formaritima has, subject only to the provisions of Clause 6, ultimate and complete responsibility for the Vessel and shall indemnify the Manager in accordance with Clause 6.

4. OPERATIONAL DUTIES AND RESPONSIBILITIES OF THE MANAGER

The object of this Agreement is the supply of by the Manager to Formaritima of services with respect to the Rig including, but not limited to, those specified in Appendix 1 to this Agreement.

4.1 MANAGER S PERSONNEL

    4.1.1 The Manager shall provide a sufficient number of relevantly qualified personnel in order to ensure that the marine operations of the Vessel is at all times undertaken safely and in accordance with good industry practice and in compliance with the lawful and proper instructions of any client contracting for use of the services of the Vessel and in accordance with the contract with such client and any regulations from relevant regulatory bodies, authorities or Classification Societies and in particular compliance with ISM code.

    4.1.2 The Manager shall ensure at all times that it has an adequate pool of qualified personnel available to cover vacancies due to leave requirements, sickness, injury, replacement of personnel as contemplated by the provisions of Clause 4.1.3 or for any other reason whatsoever.

    4.1.3 Should Formaritima be dissatisfied with the performance of any of the personnel provided by the Manager, Formaritima shall notify the Manager thereof, stating the reasons for its dissatisfaction. Should the cause of Formaritima s dissatisfaction remain unremedied for a period of twenty days from the giving of Formaritima s said notice, Formaritima shall have the right to request the replacement of the personnel concerned and in such event the Manager shall, as soon as practicable thereafter, replace the personnel concerned.

    4.1.4 The Manager shall:

          (a) keep Formaritima fully informed regarding incidents which give or could give rise to claims by or against third parties including damage to the Vessel or serious sickness of personnel; and

          (b) use all reasonable endeavours to protect Formaritima s interests with respect to marine claims by or against third parties, including personnel employed aboard the Vessel.

    4.1.5 Formaritima has entered into a contract with Formaritima Ltd. for the provision of Technical Management Services to the Vessel.

    4.1.6 No personnel of the Manager shall be deemed to be employees, either temporary or permanent, of Formaritima and shall at all times be deemed employed by the Manager.

          The Manager shall have the sole responsibility for the preparation of payroll and the payment of Manager personnel, wages, compensation, remittance, allowance, insurance and indemnities of whatever kind and in complying with all applicable labour and local taxation regulations.

          In particular and depending upon the regulations for employing Dutch personnel or any of Manager personnel, an extra charge may be imposed when changing of zone of operations or lay off charges may have to be paid when changing of zone of operations or when each Charter terminates. The Manager shall be liable for and agrees to protect, defend and hold Formaritima harmless from and against any lawsuit or claim of any kind whatsoever which may arise as a consequence of or related to the payment of these charges.

          Both Parties agree to refrain from any and all actions, direct or indirect, that may lead to employment by such Party of an employee of the other Party, unless such Party obtains the prior written approval of the other Party, which approval shall not unreasonably be withheld.

4.2 MARINE EQUIPMENT MAINTENANCE

    4.2.1 The Manager shall arrange for the marine operation of the Vessel and all marine equipment used on or from the Vessel.

    4.2.2 The Manager is authorised to act, on behalf of Formaritima , in respect of all matters that may pertain to the everyday operation of the marine services. Notwithstanding the foregoing, where in connection with such operation, the Manager will or is likely to incur expenditure not contemplated by or greater than the amount specified in respect thereof in any budget as is referred to in Clause 4.5.2 and where any such expenditure will or is likely to exceed US$50,000 or, in any calendar month, sums which, in the aggregate, are in excess of US$50,000, the Manager shall, prior to incurring such expenditure, obtain the consent of Formaritima so to do. Nevertheless the Manager shall, in any case where, in its reasonable opinion, it is necessary to take immediate action to avert danger to life or health or loss or damage to any Vessel or other property of Formaritima , be entitled and obligated to take such action without the prior consent of Formaritima but, in every such case, the Manager shall promptly notify Formaritima of the action so taken by it and of the amount of expenditure incurred by it in so doing.

    4.2.3 Subject to Clauses 4.2.2 and 4.4.3 the Manager shall procure the supply of all equipment and materials required in connection with the marine operation and maintenance of the Vessel including an adequate supply of spare parts, stock for stores, and generally so as to ensure that the Manager will at all times be able to fulfil its obligations hereunder.

          The Manager will use its best endeavours to ensure that materials and equipment procured by it are purchased on the most economical terms available, as to price and payment, and having regard to the quality and availability of the materials and equipment concerned.

    4.2.4 The Manager shall provide for technical supervision, repairs, classification, customary maintenance and, in all other respects, use its best endeavours so that, at all times and subject to the provisions of Clauses 4.5.2 and 4.5.3, the Vessel is kept duly seaworthy, and maintain its certificates and permissions for maritime operations all in accordance with good oil industry practice. Minimum personnel will be maintained during periods of lay up in order to minimise cost to Formaritima.

    4.2.5 Formaritima s representatives shall be entitled to board the Vessel for the purpose of examining the Vessel and its operations subject, at all times, to the consent of the client where applicable.

    4.2.6 The Manager will not by act or omission of the Manager cause Formaritima to be in breach of any provision of the mortgage registered over the Vessel and has been provided with a copy of said mortgage, and will provide such confirmation as may be reasonably required by the Lenders.

4.3 INSURANCE

    4.3.1 Formaritima shall ensure and provide that the Vessel and all consumable materials and equipment thereof and the Manager s and Formaritima s employees are at all times adequately insured with reputable underwriters on the best possible terms. Formaritima shall ensure that such insurance shall be fully in compliance with the requirements of the holder of any mortgage on the Vessel. Subject to the foregoing, the following minimum insurance coverage will be maintained by Formaritima at all times:

          (a) All Risks Hull and Machinery Insurance (including underwater and in-hole equipment) against marine and war risks, to the full market value of each Vessel; and

          (b) Full Protection and Indemnity Insurance, or equivalent, in respect of liabilities of Formaritima and/or the Manager to third parties including but not limited to pollution or contamination, removal of wreck and recovery of equipment lost overboard.

    4.3.2 The insurance effected on behalf of Formaritima and Manager shall be endorsed with a statement that each is co-assured and that the underwriters waive their rights of subrogation and/or recourse, whether express or implied, against the other party and/or its subcontractor and against any party designated in writing by such party with whom the such party has entered into a hold harmless agreement or otherwise in respect of a Vessel and operations involving such Vessel. This Agreement shall be copied by such party to the relevant underwriters and their written approval that the indemnities herein contained are acceptable as being normal in the oil industry shall be obtained by each party.

    4.3.3 The Manager undertakes that it will take out and maintain all insurance policies to cover its liabilities as set forth in Clause 6 of this Agreement and as required of Formaritima under the terms of the Charter, such insurances shall include but not be limited to the following:

          (a) Workmen s Compensation insurance and Employer s Liability insurance for damage suffered by its personnel in amounts not less than those required by applicable laws in Brazil.

          (b) Comprehensive general liability insurance for its responsibility to third parties in amount not less than those required for any one occurrence by the Charters.

          (c) All insurance policies as required to cover its equipment and/or materials and those belonging to any service companies and for which Manager is responsible.

    4.3.4 GENERAL PROVISIONS

          For all insurance policies taken out:

          (a) Manager shall comply with the insurance regulations in force in Brazil.

          (b) Formaritima shall bear the costs of the premiums, deductibles, fees and expenses relative to all policies effected pursuant to the provisions of this Agreement.

          (c) Each Party shall procure that the other Party shall be named as co-assured to the extent permitted so as to give effect to the provisions of Clause 8 of this Agreement.

          (d) All of the insurance policies taken out shall state the underwriter s waiver of subrogation to give effect to the provisions of Clause 8 of this Agreement.

          (e) Manager shall, on request by Formaritima , furnish copies of the insurance policies it is bound to take out

4.4  ADMINISTRATION AND ACCOUNTS

    4.4.1 The Manager will prepare and submit to Formaritima at least sixty days prior to the commencement of marine operations a budget of marine related expenditures for the period of twelve calendar months following that commencement. At least sixty days prior to each anniversary of the date of aforesaid commencement, the Manager shall prepare and submit to Formaritima a budget of operating income and expenditure and any contemplated capital expenditure, for the following twelve months.

          Each budget shall contain sufficient detail of likely expenditure as will enable Formaritima to check actual costs when they are incurred against estimates. All assumptions shall be clearly stated. The budgets shall be subject to Formaritima s approval but when approved, Formaritima shall promptly notify the Manager thereof. Formaritima will provide details of costs in respect of personnel and any other services to be provided by Formaritima.

    4.4.2 Quarterly reports and accounts shall be presented to Formaritima as soon as reasonably possible after the end of each three month period following the commence of operations but no later than 40 calendar days after the end of such period.

          The quarterly report shall contain the following:

          Major repairs/capital investments. The accounts/financial reports shall contain the following in a format to be mutually acceptable to both Parties, Formaritima from time to time to provide the Manager with a copy of its preferred format:

                Quarterly  actual and year to date costs  compared  with the budget;

                Description/analysis of variances actual/budget;

                Cash flow/fund requirements;

                Estimates for the year.

   4.4.3 Subject to the provisions of Clause 4.2.2 the Manager shall utilize funds credited to or standing in the Disbursement Account (defined in Clause 4.4.4 to meet the following expenses and disbursements, inter alia, the Operating Costs:

          -     Cost of Manager provided personnel;

          -     Travel costs for Manager provided personnel;

          - Purchases of materials, supplies, equipment, parts and storage, transport and assembling thereof, and cost of subcontractors in connection with specific marine related assignments;

          - Expenses incurred for keeping the Vessel in compliance with certification and classification requirements. This will apply for annual surveys only. Expenses for Special Periodic surveys are not included in Operating Costs but will be shown in each relevant budget submitted under the provisions of this Agreement;

          - Professional services for all analysis or technical assistance required to the extent that such services qualitatively cannot be performed by the Manager or the Manager s own employees;

          -     Direct   Internal   Quality  and  Safety  audit  costs  when
                carried out on board the Vessel;

          - Customs duties, corporate taxes, withholding taxes, and other taxes of whatsoever nature arising solely from contracts entered into in respect of the Vessel and levied in jurisdictions where the Vessel are located from time to time and/or in connection with this Agreement;

          - All other reasonable expenses and costs of similar nature which are budgeted and such other reasonable costs and expenses that the Manager in its discretion considers to be necessary to ensure the safety of the personnel on the Vessel itself, as well as mitigation of non-performance under the Charter subject to a limitation of US$250,000; and

          -     Insurance costs including deductibles.

   4.4.4 The Manager shall be required, pursuant to its duties under this Agreement, to open and keep a separate bank account in the name of Formaritima (the "Disbursement Account") and books, records and accounts relating to the marine management of the operation and marine maintenance of the Vessel in accordance with internationally accepted applicable accounting principles and in the English language. All such books, records, accounts and other related documents mentioned above shall be available to Formaritima or its appointees for inspection at all reasonable times. In addition to the reports referred to in Clause
          2.4.3 the Manager shall furnish to Formaritima all information (financial or otherwise) reasonably required throughout the year by Formaritima for its own accounts or audits and any assistance required to be given to its auditors.

4.5 BANK ACCOUNTS AND FLOW OF FUNDS

    Subject always to such other instructions as Formaritima may give to the Manager pursuant to arrangement with the holder of the mortgage over the Vessel, or otherwise:

    4.5.1 Formaritima undertakes to transfer a sum of US$500,000 for the Vessel (the "minimum working capital") into the Disbursement Account within 30 days prior to commencement of the services by the Manager under this Agreement with respect to the Vessel.

    4.5.2 The Manager will provide Formaritima not less than seven working days prior to the end of each month with a statement of its working capital requirements in respect of the Vessel and the Manager s obligations hereunder for the next month.

          If the funds received from the Vessel s operations are insufficient at any time to meet the Manager s costs, as listed under 4.4.4 and 5 or any other expenditure rightfully incurred, the Manager shall notify Formaritima of its cash requirements by giving at least ten (10) working days notice.

          Formaritima is obliged, at all times, to ensure that the Managers request for adequate working capital is met within the said notice period of ten (10) working days and to maintain that the minimum working capital balance is maintained in the Disbursement Account.

    4.5.3 Any funds credited to the Disbursement Account in excess of necessary working capital to meet expenses listed under Clauses 2.4.3 and 3 shall be promptly paid over to such account as Formaritima may specify from to time unless Formaritima requests the Manager to temporarily administer such spare funds in consultation with Formaritima .

    4.5.4 The Manager will provide Formaritima on a monthly basis with copies of all Disbursement Account statements.

    4.5.5 Any interest earned/or payable in respect of the Disbursement Account shall be for the credit of the Disbursement Account.

    4.5.6 Under no circumstances shall the Manager, without the prior written approval of Formaritima (which approval may be withheld at Formaritima s sole discretion), be entitled to borrow funds or enter into any agreement to borrow funds in such a manner as to bind Formaritima PROVIDED ALWAYS that a requirement for funds to meet a safety obligation shall supersede this provision.

5.  MANAGEMENT FEE

5.1 With effect from start of pre-delivery sea trials of the Vessel the Manager shall be paid a fee (the "Fee") of US$1,250 per day for the Vessel for the duration of this Agreement. The Fee shall be paid against invoice to Formaritima such invoice to be rendered by the tenth day of the month following the month in which the Fee was earned.

5.2 In the event of a sale of the Vessel and termination of this Agreement pursuant to Clause 7.4 and the purchaser not accepting an assignment of the rights and obligations of Formaritima under this Agreement, the Fee shall be deemed earned by the Manager and shall be paid as compensation to the Manager in respect of the aggregate number of days of management fee lost in respect of the Vessel each day between date of sale and the final day of the firm term of the Charter Agreement discounted at ten per cent (10%) per annum.

5.3 In the case of a disputed invoice, Formaritima will advise the Manager of the item under dispute specifying the complaint within fifteen (15) days of receipt of such invoice but will pay the undisputed part. The disputed item will be paid as may be mutually agreed.

5.4 Payments shall be made to a Bank account nominated on each invoice.

6.  INDEMNITIES

6.1 Except to the extent that the Manager would be liable under Clause 5.2, Formaritima hereby undertakes to keep the Manager indemnified and to hold the Manager harmless against all actions, proceedings, claims, demands or liabilities whatsoever which may be brought against or incurred by the Manager in relation to any act or thing done or caused to be done as aforesaid, and against all costs, damages and expenses which the Manager may suffer or incur in defending or settling the same.

6.2 Subject to Clause 6.4 below, Formaritima indemnifies and holds harmless the Manager against all liability whatsoever, whether in law, tort or in contract or otherwise, and Formaritima shall be solely liable for any damage, loss or claim of whatsoever nature and howsoever arising, whether relating to the Vessel, their hirers and users (including, without prejudice to the generality of the foregoing, for damage to or loss of property, including the Vessel, and all direct and consequential loss) unless the same is proved to have resulted solely from the gross negligence or wilful default of the Manager, its employees, agents or subcontractors in which case the Manager s liability during any one year of the term of this Agreement shall not exceed the aggregate of the Fee received by the Manager in the preceding twelve months.

6.3 The Manager shall be under no liability whatsoever in respect of any consequential loss (including without prejudice to the generality of the foregoing liability due to detention of or delay of the Vessel or otherwise) arising out of or in connection with the management and/or operation of the Vessel.

6.4 Liabilities Between the Parties

    6.4.1 The Manager shall hold harmless and indemnify Formaritima from and against all claims, costs expenses or liabilities arising from or connected with the performance of this Agreement in respect of:

          (i) death of or personal injury to any of the personnel of the Manager s Group;

          (ii)  loss of or damage to the property of the Manager s Group;

          (iii) any consequential or economic loss or damage suffered by the Manager s Group;

          howsoever arising and irrespective of negligence or other breach of legal duty by Formaritima s Group.

    6.4.2 Formaritima shall hold harmless and indemnify the Manager from and against all claims, costs, expenses or liabilities arising from or connected with the performance of this Agreement in respect of:

          (i) death of or personal injury to any of personnel of Formaritima s Group;

          (ii)  loss of or damage to the property of Formaritima s Group; and

          (iii) any consequential or economic loss or damage suffered by Formaritima s Group;

          howsoever arising and irrespective of negligence or other breach of legal duty by the Manager s Group.

    6.4.3 For the purposes of this Clause 6.4, Liabilities Between the Parties, "Formaritima s Group" means Formaritima, its associated companies, its other subcontractors and suppliers, Petrobras, and the officers, employees and agents of any of them.

    6.4.4 For the purposes of this Clause 6.4, Liabilities Between the Parties, "the Manager s Group" means the Manager, its associated companies, its subcontractors and suppliers and the officers, employees and agents of any of them.

    6.4.5 For the express purposes of Clause 6.4, Liabilities Between the Parties, of this Agreement only, Formaritima contracts on its own behalf and expressly as agent on behalf of and as trustee for the benefit of all persons who are or may be from time to time within Formaritima s Group and all such persons shall to this extent be deemed to be parties to this Agreement.

    6.4.6 For the express purposes of Clause 6.4, Liabilities Between the Parties, of this Agreement only, The Manager contracts on its own behalf and expressly as agent on behalf of and as trustee for the benefit of all persons who are or may be from time to time within the Manager s Group and all such persons shall to this extent be deemed to be parties to this Agreement.

6.5 INDEMNITY FOR OPERATIONS

    Save as is provided in Article 6.4 above, Liabilities Between the Parties, Formaritima shall indemnify and hold harmless the Manager from and against all actions, proceedings, claims, demands or liabilities whatsoever that may be brought by any other person against, or incurred by the Manager in relation to or in connection with its performance of this Agreement unless same has arisen from the gross negligence or wilful misconduct of the Manager, in which event the liability of the Manager shall be limited to the aggregate of the management fee received by the Manager in the preceding 12 months.

7.  TERMINATION

7.1 Formaritima may terminate this Agreement at any time if:

    7.1.1 Formaritima is dissatisfied, with sound reasons, with the performance of the Manager because of incompetence of the Manager or unsatisfactory performance of its duties and obligations hereunder the Manager s control, and the Manager, after having been given, by Formaritima , written notice in which Formaritima shall have specified in detail the grounds for its dissatisfaction, shall fail to take effective steps to remedy the matters complained of within thirty days after the giving of the said written notice, Formaritima shall have the right to terminate this Agreement effective thirty (30) days after a date specified by Formaritima without any further compensation to the Manager other than any money due and owing at the date this Agreement is to terminate.

    7.1.2 The Manager shall go into liquidation (otherwise than voluntarily for the purpose of reorganisation or reconstruction), make an assignment for the benefit of creditors, make an arrangement, composition or compromise with its creditors or have a receiver or administrator appointed in respect of the whole or any part of its assets or shall otherwise be unable to pay its debts as and when they become due.

    7.1.3 The Manager ceases to carry on its business.

7.2 This Agreement shall be terminated with respect to the Vessel in the event of the actual or constructive or compromised or arranged total loss or requisition for title of the Vessel on the date four months after such total loss occurs or is agreed with insurance underwriters (as the case may be, or such other date as may be agreed).

7.3 (a) In the event of the termination of this Agreement pursuant to Clause 7.1 or Clause 7.2, Formaritima shall pay to the Manager all such amounts to which the Manager may be entitled pursuant to the provisions of Clause 5.1 as and when such amounts fall due for payment;

    (b) In addition, Formaritima shall pay such amounts (if any) as the Manager (notwithstanding the Manager s best efforts to minimise the effects to any such termination) may become legally liable to pay under any contract of employment or by reason of any regulation or legislation for employee protection to personnel who may have been employed by the Manager or its group companies on the Vessel to perform any part of the services to be provided under this Agreement and who shall become redundant as a result of such termination. Formaritima s exposure under this Clause 7.2.2 is limited to a maximum of three months salary per employee in the employ of the Manager at the time of receipt of notice of termination. Formaritima is only responsible for any redundancy payments or equivalent for the period of time the Manager s personnel have been employed on the Vessel from the date of this Agreement and provided timely notice is issued to all affected personnel, Manager shall make its best efforts to assist and support Formaritima or Formaritima s nominee in procuring the services of such employees or sub-contractors as Formaritima may wish to employ.

7.4 If the Vessel is sold, Formaritima shall be entitled to terminate this Agreement by giving notice to the Manager, such notice to expire on such date as Formaritima may specify.

7.5 If Formaritima fails to pay the remuneration payable to the Manager within thirty (30) days of the due date, the Manager may at any time thereafter terminate this Agreement by thirty calendar days prior written notice to Formaritima.

In the event that Formaritima fails to make payment on due date to the Manager of any moneys owing to the Manager under this Agreement, Formaritima agrees that the amount unpaid for the time being shall bear interest at a rate of two percentage point units above the three months LIBOR rate as quoted in the Financial Times on the due date.

7.6 Termination of this Agreement under any circumstances shall be without prejudice to any outstanding claims hereunder which either Formaritima or the Manager may have against the other.

7.7 Upon any termination of this Agreement with respect to the Vessel, the Manager shall use its best endeavours to assist in a smooth transfer of the Vessel to any new manager and/or Formaritima .

8.  ASSIGNMENT AND SUBCONTRACTING
8.1 The rights and obligations of a Party hereunder may not be assigned without the prior written consent of the other Party (such consent not to be unreasonably withheld).

8.2 Either Party may however assign such rights to any subsidiary, affiliate or other group company designated by it PROVIDED THAT such Party effecting the assignment shall remain responsible for the proper performance of this Agreement.

8.3 The Manager may with the approval of Formaritima , wherever necessary, engage subcontractors on an arms length basis for the performance of specific assignments, without thereby in any way being relieved of its responsibility for the performance, administration and direction of these services. The indemnity as contained in 6 above shall, as between Formaritima and the Manager, apply in respect of actions or omissions of aforesaid sub-contractors and may be passed on to the sub-contractor in the discretion of the Manager.

9.  TAXES
Any taxes or charges applied by local authorities in the Netherlands or the Netherlands Antilles shall be for the Manager s account.

10. FORCE MAJEURE
10.1 Each Party to this Agreement shall be relieved from complying with any term of this Agreement to the extent that, and only so long as, such compliance is prevented or delayed by force majeure, which is defined as civil or labour disturbances, riots, strikes (other than a strike limited to the employees of either Party), wars (declared or undeclared), military actions, insurrections, rebellion, acts of any governmental or military agency under actual or assumed authority, action of elements, floods, storm or other acts of God or any cause beyond the control of either Party, whether or not similar to the matters herein specifically enumerated and provided that the event shall not have been caused by the action or negligence of either of the Parties, and that the Party and/or the Parties affected shall do its, or their, utmost to remedy the above circumstances.

10.2 Any Party claiming force majeure shall promptly notify the other Party, with the evidence of the occurrence of such event.

10.3 If either Party hereto is prevented from or delayed in performing all or any of its obligations thereunder as a direct result of force majeure, such non performance shall not be considered as a breach of this Agreement and that Party shall be relieved from such obligation which shall suspend payment by the other Party for the duration of such force majeure.

10.4 Notwithstanding the foregoing to the extent that the event claimed as force majeure impacts upon or would impact upon the performance of any Charter Agreement, such event must be recognised as a force majeure event in terms of such Charter Agreement before it can qualify as a force majeure event hereunder.

11. LAW AND ARBITRATION
11.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of England.

11.2 Any dispute or difference arising in connection with this Agreement shall if possible be settled by mutual amicable agreement.

11.3 If any dispute should arise in connection with the interpretation and fulfilment of this Agreement the same shall be decided by arbitration in the city of London and shall be referred to a single arbitrator (an "Arbitrator") to be appointed by the Parties hereto. If the Parties cannot agree upon the appointment of the single Arbitrator the dispute shall be settled by three Arbitrators, each Party appointing one Arbitrator, the third being appointed by the Chairman of the London Maritime Arbitrators Association.

11.4 If either of the appointed Arbitrators refuses or is incapable of acting, the Party who appointed him shall appoint a new Arbitrator in his place.

11.5 If one of the Parties fails to appoint an Arbitrator, either originally or by way of substitution, for two weeks after the other Party having appointed his Arbitrator has sent the Party making default notice by mail or facsimile to make the appointment, the Party appointing the third Arbitrator shall, after application from the Party having appointed his Arbitrator, also appoint an Arbitrator on behalf of the Party making default.

11.6 The award rendered by the Arbitration Court shall be final and binding upon the Parties and may if necessary be enforced by the Court or other competent authority in the same manner as a judgment in the Court of Justice.

11.7 Performance under this Agreement shall, if reasonably possible, continue during the Arbitration proceedings.

12. CONFIDENTIAL INFORMATION
All information related to this Agreement, regardless of whether such information concerns Formaritima, its clients, its associated companies, or its contractors, shall be treated as confidential and shall not be divulged by the Manager to any third party without the prior written consent of Formaritima . The hereinabove obligations shall survive termination of this Agreement and shall remain in force for so long as the information covered by confidentiality has not otherwise become public knowledge.

13. NOTICES
13.1 All communications and notices in relation to this Agreement and obligations to be performed hereunder shall be in writing and delivered by fax or by hand and if given to Formaritima addressed to:

                                                with a copy to:

    FORMARITIMA LTD                             WESTVILLE MANAGEMENT
    c/o Arias, Fabrega & Fabrega                CORPORATION
    Omar Hodge Building                         President
    Wickham's Cay                               5847 San Felipe, Suite 3300
    Road Town, Tortola                          Houston, Texas 77057
    British Virgin Islands

    Fax: (284) 494 4980                         Fax: (713) 914-9796
    and if given to the Manager addressed to:

    WORKSHIPS CONTRACTORS B.V.
    K.P. van der Mandelelaan 34
    3062 MB Rotterdam (Brainpark)
    The Netherlands

    Fax: 31 10 452 81 76

13.2 Either Party may give reasonable notice to the other Parties of any change of address at any time.

13.3 A notice by fax shall be deemed to have been received at the time of dispatch provided that if the day of dispatch is not a Working Day in the country of the addressee or if the time of dispatch is after close of business in the country of the addressee, it shall be deemed to have been received at the opening of business on the next such Working Day.

14. ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior negotiations, representations or agreements relating directly to the subject matter of this Agreement whether written or oral. No changes, alterations or modifications to this Agreement shall be affected unless in writing and signed by the Parties hereto.

IN WITNESS WHEREOF the Parties have signed this Agreement the day and year first above written.



SIGNED by                    ) /s/ GERMAN EFROMOVICH
for and on behalf of         )
FORMARITIMA LTD              )
in the presence of:          ) /s/ MARCELO VIOLLAND


SIGNED by                    ) /s/ Illegible
for and on behalf of         )
WORKSHIPS CONTRACTORS B.V.   )
in the presence of:          ) /s/ Illegible

                                   APPENDIX 1


SCOPE OF SERVICES PROVIDED BY THE MANAGER

-   Marine Operations and Technical Support

-   Logistics

- Marine and Technical Personnel (as per the personnel and payment schedule attached as Appendix 2).

- Local base personnel for Marine Operations and Technical Support at industry standard dayrates

-   Liaison with Marine subcontractors and suppliers

-   Purchase of parts, services and supplies.

-   Procurement of Visas, work permit applications and formalities.

- Assistance and advice to minimise the impact of customs duties and import taxes.

-   Assistance in providing Vessel insurances and settling claims

                                   APPENDIX 2

PERSONNEL AND RATES

                                                             FUNCTIONS TO BE
TECHNICAL CREW                    US$ PER DAY             SUPPLIED ON BOARD (*)
--------------                    -----------             ---------------------

Chief Engineer                        605                          1
2nd Engineer                          503                          1
3rd Engineer                          455                          2
4th Engineer                          412                          2
Electrical Supervision                465                          1
Assistant or Rig Electrician          267                          1
Electronic Engineer                   329                          1
Rig Mechanic                          467                          1


MARINE CREW
-----------
Captain                               615                          1
Chief Mate                            545                          1
DP Operator                           435                          2
Warehouse Man                         431                          1
Crane Operator                        375                          1

The above dayrates are payable for each day worked on the vessel, based on a 28/28 rata.

Dayrates are inclusive of salaries, overheads and allowances, costs related to social security and medical care.

Dayrates are exclusive of travel and accommodation related costs between the point of origin and rig site, visa costs and personnel taxes which are or may become applicable in Brazil. In case of delays in Brazil, all related costs including dayrate are for Formaritima s account.

Dayrates are exclusive of any taxes in Brazil.

Dayrates are at cost and of an indicative nature only based on rates at 01/01/98 and shall be revised annually based on actual market costs of personnel.

o The positions on board could be changed at the request of Formaritima at its discretion, with at least three months notice for replacement of the same. This should not result in an unreasonable crewing functions mixture.